Exhibit 10.4

HUNTSMAN OUTSIDE DIRECTORS

ELECTIVE DEFERRAL PLAN

This Elective Deferral Plan of Huntsman Corporation is effective as of January 1, 2006 except as otherwise provided in this Plan.

ARTICLE I

NAME

1.1                               Name.  The Plan shall be known as the “HUNTSMAN OUTSIDE DIRECTORS ELECTIVE DEFERRAL PLAN” and is hereinafter sometimes referred to as the “Plan”.

ARTICLE II

PURPOSE

2.1                               Purpose.  This Plan has been created for the primary purpose of providing outside directors of the Employer with the ability to defer the receipt of director fees.

ARTICLE III

DEFINITIONS

When used herein, the following words shall have the meanings indicated, unless the context clearly indicates otherwise:

3.1                               Account.  The word “ACCOUNT” shall mean the Deferral Account described in Section 5.1.

3.2                               Beneficiary.  The word “BENEFICIARY” shall mean the person or persons entitled to receive benefits upon the death of a Director under this Plan.

3.3                               Code.  The word “CODE” shall mean the Internal Revenue Code of 1986, as amended.

3.4                               Commencement Date.  The words “Commencement Date” shall mean the Termination Date of the Director.

3.5                               Deferral Account.  The words “DEFERRAL ACCOUNT” shall mean the account maintained on the books of the Employer as described in Section 5.1.

3.6                               Director.  The word “DIRECTOR” shall mean an Eligible Person who has become a participant in the Plan.

3.7                               Directors Fees.  The words “DIRECTORS FEES” with respect to a Director shall mean the total amount payable in cash to the Director for services as a member or committee member of the Board of Directors of the Employer.

3.8                               Effective Date.  The “EFFECTIVE DATE” of this Plan shall be January 1, 2006.

3.9                               Eligible Person.  The words “Eligible Person” shall mean any member of the Board of Directors of the Employer receiving Directors Fees who is not an employee of the Employer or any of its affiliates.

3.10                        Employer.  The word “EMPLOYER” shall mean Huntsman Corporation or any successor thereof, if its successor shall adopt this Plan.

3.11                        Plan.  The word “PLAN” shall mean the Elective Deferral Plan set forth in and by this document, as the same may be amended from time to time.

3.12                        Plan Administrator.  The words “Plan Administrator” shall mean the person or committee designated by the Employer to administer this Plan.  In the absence of an effective designation, it shall mean the Employer.

3.13                        Plan Year.  The words “PLAN YEAR” shall mean the calendar year.

3.14                        Termination Date.  The words “TERMINATION DATE” shall mean the date a Director ceases to be a member of the Board of Directors of the Employer for any reason whatsoever, voluntary or involuntary, other than death; provided, however, if the Plan Administrator determines that the Director has not experienced a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) on the date that would otherwise be a Termination Date hereunder, then the “Termination Date” for purposes of the Plan shall be the first date thereafter as of which the Director has experienced a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

3.15                        Unforeseeable Emergency.  The words “Unforeseeable Emergency” of a Director shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the spouse of the Director or a dependent (within the meaning of Code Section 152(a)) of the Director, loss of the Director’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director as determined by the Plan Administrator to be an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).

ARTICLE IV

ELIGIBILITY

4.1                               Participation.  Each Eligible Person shall be eligible to participate in this Plan as of the later of January 1, 2006 or the first day of the month coincident with or immediately following the date he or she becomes an Eligible Person.  A Director shall cease to be eligible to make further elective deferrals under this Plan at such time as the Director ceases to be an Eligible Person.

4.2                               Elections.   A Director may make an election once each Plan Year to defer receipt of all or a portion of the Directors Fees payable to the Director with respect to the Plan Year and such election may not be modified during the Plan Year.  The election for a Plan Year must be made prior to the beginning of the Plan Year.  Notwithstanding the foregoing, an individual who first becomes an Eligible Person during a Plan Year may make an election within 30 days of the date the Eligible Person became a member of the Board of Directors, which election shall apply with respect to Directors Fees payable with respect to such Plan Year under rules established by the Plan Administrator.  An election expires at the end of the Plan Year to which it relates.

ARTICLE V

ACCOUNTS

5.1                               Establishment and Determination of Elective Account.  The Employer shall establish an Elective Deferral Account on its books for each Director. The Deferral Account balance of a Director shall be credited with each of the following:

(a)                                  Elective Deferral Contribution.  The Employer shall credit to the Deferral Account of the Director the amount specified by the election of the Director under Section 4.2 at the time the Directors Fees would otherwise have been paid to the Director.  The Director Fees actually paid to the Director for the period by the Employer shall be reduced by the amount credited to the Deferral Account under this Section 5.1(a).

(b)                                 Earnings.  As of the end of each month, and as of the date the benefit is payable under Article VI, the Employer shall adjust the Deferral Account of a Director under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account since the last day of the preceding month if the account had been invested for the applicable period in the investments selected in advance by the Director from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fixed income fund selected in its sole discretion by the Plan Administrator.  The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to the Deferral Accounts to reflect the timing of investment elections made by the Director and the timing of amounts being credited or debited to the Deferral Accounts.

The Deferral Account balance of a Director shall be debited with the amount paid to or on behalf of the Director under this Plan.

5.2                               Statement of Accounts.  The Plan Administrator shall provide to each Director within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator selects setting forth the balance, if any, in the Deferral Account of the Director as of the last day of the Plan Year just ended.

5.3                               Accounting Device Only.  The Deferral Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Director under this Plan.  The Deferral Account shall not constitute or be treated as a trust fund of any kind.

ARTICLE VI

PAYMENT OF ACCOUNTS

6.1                               Benefit Payment.  A Director shall be entitled to a payment equal to the amount credited to his or her Deferral Account as of the Commencement Date.  The payment shall commence to be paid on the date that is 30 days following the Commencement Date or as soon thereafter as administratively feasible.

6.2                               Form of Payment.  The amount due the Director shall be paid in one of the following forms as selected by the Director in his or her initial election form:

(a)  substantially equal monthly installments over a period certain selected by the Director that does not exceed 10 years; or

(b)  a single cash lump sum payment.

Notwithstanding the foregoing, in the event the amount credited to the Deferral Account as of the Commencement Date does not exceed $25,000, then it shall be paid in the form set forth in (b) above, regardless of the selection made by the Director in his or her election form.

While the amount of the Deferral Account is being paid in installments, the Deferral Account used to measure the amount due the Director shall continue to be adjusted for earnings under rules prescribed by the Plan Administrator as provided in Section 5.1(b).  In the event no form of payment is properly elected, the amount due the Director shall be paid in the form of a single cash lump sum payment.

6.3                               Change in Form of Payment.  A Director may change his or her election of the form of payment for a Commencement Date by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date on account of a separation from service that is less than 5 years from the date the election form was received by the Plan Administrator.

6.4                               Distribution in Event of Unforeseeable Emergency.  Prior to the Commencement Date, distribution of the Deferral Account may be made to the Director if the Plan Administrator determines, based upon uniform established standards, that the Director has incurred an Unforeseeable Emergency.  The amount distributed shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay any taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship can be relieved through reimbursement or insurance proceeds or otherwise, including the liquidation of other assets of the Director to the extent that the liquidation of such assets would not itself cause severe financial hardship.

6.4                               Payment to Beneficiary.  In the event a Director dies before receiving his or her full benefit under this Plan, the Employer shall pay any remaining amount due on behalf of the Director hereunder to the Beneficiary of the Director.  Such payment shall be in the form of a single cash payment and shall be paid within 60 days of the date of death.  A Director may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator.  If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Director, if living, or if there is no spouse it shall be the estate of the Director.  If under these rules the benefits are payable to the estate of the Director, and either the Plan Administrator cannot locate a qualified representative of the deceased Director’s estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Director’s heirs at law, determined in accordance with the law of the State of the Director’s domicile in effect as of the date of the Director’s death.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1                               Plan Administration.  The Plan Administrator shall have the authority to interpret the Plan and issue such administrative procedures as it deems appropriate.  The Plan Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder.  The Plan Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

7.2                               Amendment and Termination.  The Employer may amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall adversely affect a benefit to which a Director is entitled under Article VI prior to the date of such amendment or termination unless the change is necessary to keep the Plan in compliance with the applicable provisions of law, including Code Section 409A, so as to avoid adverse income tax consequences to participants in the Plan.  In the event of a termination, benefits shall be retained under the terms of the Plan until the Director reaches his or her Commencement Date under the Plan; provided, however the liabilities of this Plan may in the discretion of the Employer be transferred to another plan or program of the Employer.  The Plan Administrator may amend this Plan on behalf of the Employer at anytime so long as the amendment does not materially increase the cost of the Plan to the Employer.

7.3                               Payments.  The Employer will pay all benefits arising under this Plan.  There shall be deducted from each payment any federal, state or local withholding or taxes or charges which may be required under applicable law as determined by the Employer.

7.4                               Non-assignability of Benefits.  The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the earnings under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

7.5                               Status of Plan.  Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Director or for any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Director’s only right hereunder being the right to receive the benefits set forth herein.  To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

7.6                               Reports and Records.  The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

7.7                               Finances.  The costs of the Plan shall be borne by the Employer.  The rights of the Director (or of his or her Beneficiary) to benefits under the Plan shall be solely those of an unsecured general creditor of the Employer.  Any assets acquired by or held by the Employer shall not be deemed to be held as security for the performance of the obligations of the Employer under this Plan.

7.8                               Nonguarantee of Position.  Nothing contained in this Plan shall be construed as a right of any Director to be continued in his or her position as a member of the Board of Directors.

7.9                               Applicable Law.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Utah.

7.10                        Headings.  The headings of Sections and Articles in this Plan are for convenience purposes only and shall in no way control or be used in the interpretation of the content of the Sections or Articles or this Plan as a whole.

7.11                        Number and Gender.  Where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender shall include both other genders.

Dated this 23rd day of December, 2005.

HUNTSMAN CORPORATION

By:	/s/ Peter R. Huntsman
Name:	Peter R. Huntsman
Title:	President and CEO